Exhibit 99.1



FOR IMMEDIATE RELEASE


 Contact:  Joseph J. Berns
                 Vice President - Finance
                  (781) 828-0220 Ext. 1377


Plymouth Rubber Company, Inc. Reports Financial
Results for the Second Quarter of Fiscal 2003


Canton, Massachusetts (Monday, June 30, 2003) - Plymouth Rubber
Company, Inc. (AMEX: PLR.A, PLR.B) today announced financial results for the second quarter of fiscal 2003 ended May 30, 2003.

Sales for the second quarter of fiscal 2003 increased 2.4% to $18,287,000, from $17,854,000 last year. Net income for the second quarter of fiscal 2003 decreased to a loss of $184,000, or a loss of $0.09 diluted earnings per share, from a profit of $718,000, or a profit of $0.34 diluted earnings per share last year. The second quarter of fiscal 2002 included a $187,000 tax benefit from carryback of net operating losses.

For the first half of 2003, sales were $31,830,000, a 0.1% increase from $31,795,000 last year. Net income for the first half decreased to a loss of $1,564,000, or a loss of $0.76 diluted earnings per share, from a profit of $591,000, or a profit of $0.29 diluted earnings per share last year.

 "Although we continue to be affected by sluggish industrial demand and by high raw materials and energy costs, we believe that our sales bottomed out in the first quarter and are now starting to grow again", stated Maurice J. Hamilburg, Plymouth's President and Co-CEO. "Raw materials and energy costs have recently shown signs of moderating, and our international sales are beginning to benefit from the weaker U.S. dollar. Most importantly, we will continue to push forward on new sales strategies to improve future performance."

Plymouth Rubber Company, Inc. manufactures and distributes plastic and rubber products, including automotive tapes, insulating tapes, and other industrial tapes and films. The Company's tape products are used by the electrical supply industry, electric utilities, and automotive and other original equipment manufacturers. Through its Brite-Line Technologies subsidiary, Plymouth manufactures and supplies highway marking products.

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. The Company's actual results could differ materially from those set forth in the forward-looking statements as a result of various factors, including those referenced in the "Management's Discussion and Analysis" section of the Company's most recent Annual Report on Form 10-K, which is on file with the SEC.

                         << Table Follows >>












            Plymouth Rubber Company Reports Financial
          Results for the Second Quarter of Fiscal 2003

                              (Continued)



      (in Thousands, Except Share and Per Share Amounts)
                             (Unaudited)


                      Second Quarter Ended       Six Months Ended
                    -----------------------   ----------------------
                       May 30,    May 31,       May 30,       May 31,
                        2003      2002(a)        2003         2002(a)
                    ---------    --------      --------      --------
Net Sales          $   18,287   $  17,854     $  31,830     $   31,795
                    =========    ========      ========      =========
Net Income (Loss)  $     (184)  $     718     $  (1,564)    $      591
                    =========    ========      ========      =========
Per Share Data:

Basic Earnings Per Share:

Net Income (Loss)  $    (0.09)  $    0.35     $   (0.76)    $     0.29
                    =========    ========      ========      =========
Weighted average shares
 outstanding        2,058,976   2,058,976     2,058,976      2,058,976
                    =========    ========      ========      =========

Diluted Earnings Per Share:

Net Income (Loss)  $    (0.09)  $    0.34     $   (0.76)    $     0.29
                    =========    ========      ========      =========
Weighted average shares
 outstanding        2,092,026   2,092,026     2,067,307      2,067,307
                    =========    ========      ========      =========

(a) includes $187,000 tax benefit from carryback of net operating losses.